Exhibit 99.1

Exhibit 99.1: Peoples Financial Corporation Press Release Dated December 8, 2017

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION ANNOUNCES

APPOINTMENT OF TWO DIRECTORS TO BANK BOARD

BILOXI, MS (December 8, 2017)—The board of directors of Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, today appointed Ron G. Barnes and Paige R. Riley to the board of The Peoples Bank.

“We are excited to have Ron and Paige join our bank board,” said Chevis C. Swetman, Chairman, President and Chief Executive Officer of the holding company and the bank. “Their leadership, extensive business experience and active community involvement will enhance the insight of our board,” he added.

Over the past 22 years, Mr. Barnes has served Coast Electric Power Association in key management positions encompassing Marketing, Member Services, Public Relations and Legislative Affairs and was recently named President and Chief Executive Officer in April of 2017. Coast Electric is headquartered in Hancock County, Mississippi and provides power to approximately 80,000 homes and businesses along the Mississippi Gulf Coast.

Mr. Barnes holds a B.S.B.A in Marketing Management from the University of Southern Mississippi and is a board member of Cooperative Energy and the Electric Cooperatives of Mississippi. Mr. Barnes is also actively engaged in his community serving as a present or past board member of various civic organizations including Mississippi Gulf Coast Chamber of Commerce, Gulf Coast Community Foundation, United Way of South Mississippi, Public Relations Association of Mississippi and the Heritage United Methodist Church.

Ms. Riley is a life-long resident of the Mississippi Gulf Coast and owner of the highly acclaimed Hillyer House gallery and actively involved in the Pass Christian and Ocean Springs communities.

Hurricane Camille devastated the Mississippi Gulf Coast in August of 1969, and with a family’s desire to contribute to rebuilding the community they loved, Hillyer House was born in the spring of 1970. Through years of passion and leadership, Ms. Riley has grown Hillyer House into a nationally recognized award-winning gallery featuring exceptional works of art from over 400 local, regional and national artists.

Ms. Riley attended Mississippi Gulf Coast Community College with a concentration in Management and Marketing. Additionally, Ms. Riley is a dedicated community leader serving as a board member with numerous community organizations including the Pass Christian Chamber of Commerce, Main Street Pass Christian, Ocean Springs Chamber of Commerce and the Walter Anderson Museum.

Founded in 1896, with $657 million in assets as of September 30, 2017, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.